Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: ESSENTIAL THERAPEUTICS, INC., et al., Debtors	: : Chapter 11 : : Case No. 03-11317 (_____) : (Jointly Administered)

JOINT PLAN OF REORGANIZATION OF ESSENTIAL

THERAPEUTICS, INC. AND ITS DEBTOR SUBSIDIARIES

BINGHAM McCUTCHEN LLP Guy B. Moss, Esq. Mary DeNevi, Esq. Andrew J. Gallo, Esq. 150 Federal St. Boston, MA 02110 Telephone: (617) 951-8000 Facsimile: (617) 951-8736	ASHBY & GEDDES Christopher S. Sontchi, Esq. 222 Delaware Avenue 17th Floor P.O. Box 1150 Wilmington, DE 19899 Telephone: (302) 654-1888 Facsimile: (302) 654-2067

Attorneys for Debtors and

Debtors-In-Possession

Dated: May 1, 2003

TABLE OF CONTENTS

ARTICLE I	4
A. Scope of Definitions; Rules of Construction	4
B. Defined Terms	4
C. Rules of Interpretation	10
D. Computation of Time	11
ARTICLE II.	11
A. Administrative Claims	11
B. Priority Tax Claims	12
ARTICLE III.	13
A. Unimpaired Classes of Claims	13
B. Impaired Classes of Claims or Interests	15
ARTICLE IV	16
A. Classes Entitled to Vote	16
B. Acceptance By Impaired Classes	16
C. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	17
ARTICLE V	17
A. Substantive Consolidation of the Debtors	17
B. Corporate Existence and Vesting of Assets in the Reorganized Debtors	18
C. Issuance of New Preferred Stock and Transmission of Investors Rights Agreement	18
D. Cancellation of Old Securities and Agreements	18
E. Preservation of Rights of Action; Settlement of Causes of Action	19
F. Exemption from Certain Transfer Taxes	19
G. Compensation and Benefit Programs	19
H. Directors and Officers	19
I. Certificate of Incorporation and By-laws	20
J. Implementation; Effectuating Documents; Further Transactions	20
ARTICLE VI	21
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	21
B. Payments Related to Assumption of Contracts and Leases	21
C. Claims Based on Rejection of Executory Contracts or Unexpired Leases	22
D. Indemnification of Directors, Officers and Employees	22
E. Contracts and Leases Entered into After the Petition Date	22
ARTICLE VII	23
A. Distributions for Claims Allowed as of the Effective Date	23
B. Method of Distributions to Holders of Claims	23
C. Interest on Claims	23
D. Place of Delivery of Distributions	23
E. Undeliverable Distributions	23
F. Distribution Record Date for New Preferred Stock	24
G. Means of Cash Payments	24
H. Surrender of Old Series B Preferred Stock	24
I. Compliance with Tax Requirements	25
J. Setoffs	26
ARTICLE VIII	26
A. Prosecution of Objections to Claims	26
B. Estimation of Claims	26
C. Payments and Distributions on Disputed Claims	26
ARTICLE IX	27
A. Conditions to Confirmation	27
B. Conditions to the Effective Date	27
C. Waiver of Conditions	28
D. Effect of Failure of Conditions	28
ARTICLE X	28
ARTICLE XI	30
A. Binding Effect	30

B. Discharge of the Debtors	30
C. Injunction	31
D. Releases	31
ARTICLE XII	32
A. Payment of Statutory Fees	32
B. Severability of Plan Provisions	32
C. Successors and Assigns	32
D. Waiver of Enforcement of Subordination	32
E. Retiree Benefits	33
F. Modifications and Amendments	33
G. Dissolution of Committees	33
H. Plan Exhibits	33
I. Revocation, Withdrawal, or Non-Consummation	33
J. Notices	34
K. Term of Injunctions or Stays	34
L. Prepayment	35
M. Governing Law	35

INTRODUCTION

Essential Therapeutics, Inc. and its two Debtor subsidiaries, The Althexis Company, Inc. and Maret Corporation (as more fully defined below, collectively, the “Debtors”) hereby propose the following joint plan of reorganization (as more fully defined below, the “Plan”) for the resolution of the outstanding creditor claims against and equity interests in the Debtors. Reference is made to the Disclosure Statement (as that term is defined herein) distributed contemporaneously with this Plan, which contains a discussion of the Debtors’ history, businesses, properties, results of operations, projections for future operations, risk factors, and a summary and analysis of the Plan, including the New Preferred Stock to be issued under the Plan.

The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as more fully defined below). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend or modify this Plan, as the Debtors deem necessary, prior to its substantial consummation.

ARTICLE I.

DEFINITIONS, RULES OF INTERPRETATION,

AND COMPUTATION OF TIME

A. Scope of Definitions; Rules of Construction

Except as expressly provided or unless the context otherwise requires, capitalized terms used but not otherwise defined in this Plan shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not otherwise defined herein, but is defined in the Disclosure Statement, the Bankruptcy Code, or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B. Defined Terms

1. “Administrative Claim” means (a) any cost or expense of administration of the Chapter 11 Cases (including, without limitation Professional Fees and Claims) asserted or arising under sections 503(b) or 507(b) of the Bankruptcy Code, (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court, and (c) all fees or charges assessed against the Debtors’ estates under Title 28, United States Code, section 1930.

2. “Allowed” means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

3. “Allowed Claim” means a Claim or any portion thereof: (a) that has been allowed by a Final Order, including without limitation Claims limited in scope by section 502(b) of the Bankruptcy Code; (b) as to which, by the Effective Date, has been listed by the Debtors in their Schedules and (i) is not listed as disputed, contingent or unliquidated, and (ii) is not a Claim as to which a proof of claim has been filed; (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any other order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order; or (d) that is expressly allowed in a liquidated amount in this Plan or the Confirmation Order.

4. “Allowed Claim . . . Class” means an Allowed Claim in the particular Class described.

5. “Althexis” means the Debtor, The Althexis Company, Inc.

6. “Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc.” means Reorganized Essential Therapeutics’ certificate of incorporation in effect under the laws of the State of Delaware, as amended and restated as required by this Plan, in substantially the form of Exhibit “A” hereto.

7. “Amended and Restated By-Laws of Essential Therapeutics, Inc.” means Reorganized Essential Therapeutics’ By-laws, as amended and restated as required by this Plan, in substantially the form of Exhibit “B” hereto.

8. “Ballot” means the form or forms distributed to each holder of an impaired Claim or Interest entitled to vote in connection with the solicitation of acceptances of the Plan, for the purpose of indicating an acceptance or rejection of this Plan.

9. “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. et seq., as now in effect or hereafter amended, and as applicable to the Chapter 11 Cases.

10. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

11. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

12. “Business Day” means any day other than a Saturday, Sunday or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

13. “Cash” means legal tender of the United States or equivalents thereof including a certified check, a cashier’s check, a wire transfer of good funds from any source, or a check drawn on a United States bank by the Debtors or any other Person making any payment or distribution under this Plan.

14. “Cause of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or able to be asserted directly or derivatively, in law, equity, or otherwise.

15. “Certificate of Designations” means that certain Certificate of Designations of Series B Convertible Redeemable Preferred Stock filed with the Delaware Secretary of State on or about October 24, 2001.

16. “Chapter 11 Cases” means the jointly administered Chapter 11 cases of the Debtors.

17. “Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, against any Debtor, whether or not asserted.

18. “Class” means a class of Claims or Interests, as described in Article II.

19. “Committees” means the statutory official committees, if any, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

20. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

21. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

22. “Confirmation Hearing” means the hearing to consider the confirmation of this Plan under section 1128 of the Bankruptcy Code.

23. “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

24. “Creditor” means a creditor, within the meaning of section 101(10) of the Bankruptcy Code, of one or more of the Debtors.

25. “Cure” means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

26. “Debtors” means the three debtors in the Chapter 11 Cases, Essential, Maret, and Althexis, including in their capacities as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code and, when appropriate, as post-confirmation entities reorganized hereunder.

27. “Disallowed Claim” means any Claim against any Debtor which has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

28. “Disclosure Statement” means the disclosure statement (including any exhibits and schedules thereto or referenced therein) that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

29. “Disputed Claim” means any Claim against a Debtor, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim, as the case may be.

30. “Distribution Record Date” means the record date for purposes of making distributions under the Plan of New Preferred Stock on account of Allowed Claims and Interests entitled to such distributions, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

31. “Effective Date” means the date which is eleven (11) days after the Confirmation Date, or, if that date is not a Business Day, the next succeeding Business Day; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article IX of this Plan have not been satisfied, or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions have been satisfied or waived.

32. “Essential” means the Debtor, Essential Therapeutics, Inc., f/k/a Microcide Pharmaceuticals, Inc.

33. “Estates” means, individually, the estate of each Debtor in the Chapter 11 Cases, and, collectively, the estates of all Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

34. “Fleet” means Fleet National Bank.

35. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

36. “GECC” means General Electric Capital Corporation.

37. “General Unsecured Claim” means any Claim against any of the Debtors that is not an Administrative Claim, a Secured Claim, a Claim asserted on account of any Interest, including a Redemption Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code.

38. “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

39. “Interest” means the legal, equitable, contractual, and other rights of any holder of Old Securities or other instrument evidencing a current ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for, or otherwise acquire or receive any such Interest.

40. “Investors Rights Agreement” means that certain agreement, in substantially the form of Exhibit “C” hereto, relating to certain rights and privileges of the New Preferred Stock, to be executed and delivered by Reorganized Essential Therapeutics to the holders of New Preferred Stock pursuant to Article III. B(1) and (2) of this Plan.

41. “Maret” means the Debtor, Maret Corporation d/b/a Maret Pharmaceutical, Inc.

42. “Merger Documents” means the plan of merger, authorizing resolutions, and all other agreements, certificates or documents necessary to effectuate the corporate merger of Maret and Althexis into Essential with Essential being the surviving corporate entity.

43. “New Preferred Stock” means the shares of new Series A preferred stock of Reorganized Essential Therapeutics authorized pursuant to the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc., and issued pursuant to this Plan to Persons holding Claims and/or Interests in Classes 7 and 8 as described herein and as more particularly described and referenced in Article III.B(1) of this Plan.

44. “Old Common Stock” means the common stock, $0.001 par value per share, of Essential issued and outstanding as of the Petition Date.

45. “Old Common Stock Interest” means the legal, equitable, contractual, and other rights of any holder of Old Common Stock and/or Old Common Stock Options, including without limitation any rights to purchase Old Series A Preferred Stock, and/or any rights or Claims treated as having the same priority as Old Common Stock pursuant to section 510(b) of the Bankruptcy Code.

46. “Old Common Stock Options” means any option, warrant, or right, contractual or otherwise, other than the contractual right of holders of the Old Series B Preferred Stock to convert such preferred stock to shares of Old Common Stock, to purchase, sell, subscribe for or otherwise acquire or receive Old Common Stock.

47. “Old Preferred Stock Options” means any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for or otherwise acquire or receive Old Series A Preferred Stock and/or Old Series B Preferred Stock.

48. “Old Series A Preferred Stock” means the Series A Participating Preferred Stock, par value $0.001 per share, more particularly described in that certain Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Microcide Pharmaceuticals, Inc. filed with the Delaware Secretary of State on or about February 23, 1999.

49. “Old Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $0.001 per share, more particularly described in the Certificate of Designations.

50. “Old Securities” means all Old Common Stock, Old Common Stock Options, Old Series A Preferred Stock, Old Series B Preferred Stock, and Old Preferred Stock Options.

51. “Other Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

52. “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, trustee, United States Trustee, estate, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency, or political subdivision thereof, or other entity.

53. “Petition Date” means May 1, 2003, the date on which the Debtors filed their petitions for reorganization relief commencing the Chapter 11 Cases.

54. “Plan” means this joint plan of reorganization, together with all exhibits hereto, as it may be further amended, modified, or supplemented from time to time in accordance with section 1127 of the Bankruptcy Code.

55. “Priority Tax Claim” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

56. “Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

57. “Professional Fee Claims” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

58. “Redemption Claim” means a Claim of a holder of Old Series B Preferred Stock based upon such holder having exercised or attempted to have exercised a Redemption Right.

59. “Redemption Right” means the right under Section 11 of the Certificate of Designations to give Essential a “Holder Notice” upon a “Holder Optional Repurchase Event”, all as defined therein, resulting in Essential having the obligation to repurchase the shares of Old Series B Preferred Stock that are the subject of such “Holder Notice”, whether exercised or attempted to have been exercised before or after the Petition Date.

60. “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which an Allowed Claim or Interest entitles the holder of such Claim or Interest so as to leave such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Allowed Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Allowed Claim or Interest as such maturity existed before such default; (c) compensating the holder of such Allowed Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the holder of such Allowed Claim or Interest; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

61. “Reorganized Essential Therapeutics” means reorganized Essential Therapeutics, Inc., or its successor, on and after the Effective Date.

62. “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or an order of the Bankruptcy Court.

63. “Secured Claim” means a Claim, including any Claim arising under a lease intended as security, that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

64. “SVB” means Silicon Valley Bank.

65. “Unimpaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

66. “U.S. Bancorp” means U.S. Bancorp Equipment Finance, Inc. also d/b/a U.S. Bancorp Leasing & Financial, assignee of Thermo Capital Company LLC.

67. “Voting Agreement” means that certain amended and restated voting agreement, in substantially the form of Exhibit “D” hereto, relating to voting by the holders of the New Preferred Stock, to be executed and delivered by Reorganized Essential Therapeutics to the holder of New Preferred Stock pursuant to Article III.B(1) and (2) of this Plan.

C. Rules of Interpretation

1. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

2. Any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions.

3. Any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented.

4. Unless otherwise specified, all references to Sections, Articles, and Exhibits are references to Sections, Articles and Exhibits of or to this Plan.

5. The words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan.

6. The word “including” means “including without limitation.”

7. Any reference to a Person as a holder of a Claim or Interest includes that Person’s successors, assigns and affiliates.

8. The rules of construction set forth in section 102 of the Bankruptcy Code will apply.

D. Computation of Time

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are not entitled to vote on this Plan.

A. Administrative Claims

1. Payment of Administrative Claims. Except as otherwise provided herein, and subject to the requirements of Article II.A(2)-(3) herein, on, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date within five Business Days after the date such Administrative Claim becomes an Allowed Administrative Claim, and (c) the date within five Business Days after the date such Administrative Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements, express or implied, relating thereto.

2. Bar Date for Professional Fee Claims. All final requests for compensation or reimbursement of Professional Fee Claims must be filed with the Bankruptcy Court and served on Reorganized Essential Therapeutics and its counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of Professional Fee Claims must be filed and served on Reorganized Essential Therapeutics and its counsel and the requesting Professional or other entity no later than forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served, unless otherwise ordered by the Bankruptcy Court.

3. Bar Date for Other Administrative Claims. All final requests for payment of an Administrative Claim, other than a Professional Fee Claim, must be filed with the Bankruptcy Court and served on Reorganized Essential Therapeutics and its counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to requests for payment of an Administrative Claim, other than a Professional Fee Claim, must be filed with the Bankruptcy Court and served on Reorganized Essential Therapeutics and its counsel and the holder of the Administrative Claim no later than forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served, unless otherwise ordered by the Bankruptcy Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

B. Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, at the sole discretion of the Debtors, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim to be paid on the latest of the Effective Date or the date within five Business Days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, (b) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date, with the final installment payable not later than the sixth (6th) anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with simple interest on the unpaid portion thereof accruing from the Effective Date at the rate equal to the effective yield on the three-month treasury bill sold at the auction immediately preceding the Effective Date (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority Tax Claims), or (c) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

This Plan is premised on the substantive consolidation of the Debtors with respect to the treatment of all Classes of Claims and Interests. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes and afforded the following treatment.

A. Unimpaired Classes of Claims

1. Class 1: Other Priority Claims

a. Classification. Class 1 consists of all Other Priority Claims against the Debtors.

b. Treatment. On, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date within five Business Days after the date such Other Priority Claim becomes an Allowed Other Priority Claim, or (c) the date within five Business Days after the date such Other Priority Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

c. Voting. Class 1 is not impaired, and the holders of Class 1 Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2. Class 2: Secured Claims of Fleet

a. Classification. Class 2 consists of the Secured Claims of Fleet against the Debtors, including without limitation such Claims as arise out of a certain $1,000,000 letter of credit issued for Essential and dated on or about January 10, 2003.

b. Treatment. The legal, equitable, and contractual rights to which each Allowed Class 2 Claim entitles its holder are unaltered by this Plan and all such Allowed Class 2 Claims shall be Reinstated on the Effective Date.

c. Voting. Class 2 is not impaired, and the holder of Class 2 Claims is not entitled to vote to accept or reject the Plan and is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Class 3: Secured Claim of GECC

a. Classification. Class 3 consists of the Secured Claims of GECC against the Debtors, including without limitation such Claims as arise out of a certain Master Security

Agreement by and between GECC and Essential dated as of June 26, 2002 and certain promissory notes executed by Essential related thereto.

b. Treatment. The legal, equitable, and contractual rights to which each Allowed Class 3 Claim entitles its holder are unaltered by this Plan and all such Allowed Class 3 Claims shall be Reinstated on the Effective Date.

c. Voting. Class 3 is not impaired, and the holder of Class 3 Claims is not entitled to vote to accept or reject the Plan and is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

4. Class 4: Secured Claims of SVB

a. Classification. Class 4 consists of the Secured Claims of SVB, if any, against the Debtors, including without limitation such Claims as arise out of a certain $371,644.50 letter of credit issued for Essential and dated on or about February 22, 2002.

b. Treatment. The legal, equitable, and contractual rights to which each Allowed Class 4 Claim entitles its holder are unaltered by this Plan and all such Allowed Class 4 Claims shall be Reinstated on the Effective Date.

c. Voting. Class 4 is not impaired, and the holder of Class 4 Claims is not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

5. Class 5: Secured Claims of US Bancorp

a. Classification. Class 5 consists of the Secured Claims of US Bancorp, if any, against the Debtors, including without limitation such Claims as arise out of two certain lease agreements by and between Thermo Capital Company LLC, assignor or US Bancorp, and Althexis dated on or about June 28, 2001 and September 18, 2001.

b. Treatment. The legal, equitable, and contractual rights to which each Allowed Class 5 Claim entitles its holder are unaltered by this Plan and all such Allowed Class 2 Claims shall be Reinstated on the Effective Date.

c. Voting. Class 5 is not impaired, and the holder of Class 5 Claims is not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

6. Class 6: General Unsecured Claims

a. Classification. Class 6 consists of all General Unsecured Claims against the Debtors.

b. Treatment. The legal, equitable, and contractual rights to which each Allowed Class 6 Claim entitles its holders are unaltered by this Plan and all such Allowed Class 6 Claims shall be Reinstated on the Effective Date. Allowed Class 6 claims incurred in the ordinary course of business shall be paid in full or performed by the Debtors or Reorganized Essential Therapeutics in the ordinary course of business, consistent with past practice.

c. Voting. Class 6 is not impaired, and the holders of Class 6 Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

B. Impaired Classes of Claims or Interests

1. Class 7: Redemption Claims

a. Classification. Class 7 consists of the Claims of all holders of Redemption Claims.

b. Treatment. On, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class 7 Redemption Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Claim, three hundred and thirty three and 33,333/100,000 (333.33333) shares of New Preferred Stock for every one share of Old Series B Preferred Stock held by such holder of an Allowed Class 7 Redemption Claim and not yet repurchased by Essential; provided, however, that no fractional shares of New Preferred Stock whatsoever shall be issued under this Plan, such that the shares to be issued shall be rounded down to the nearest whole number.

The terms and provisions of the New Preferred Stock, and the rights of the holders thereof, shall be described in and otherwise governed by the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc., the Amended and Restated By-laws of Essential Therapeutics, Inc., the Investors Rights Agreement, and the Voting Agreement, as the case may be, and upon the issuance of the New Preferred Stock to a holder of a Claim in this Class 7 such holder shall be deemed to have executed the Voting Agreement and the Investors Rights Agreement.

c. Voting. Class 7 is impaired, and the holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

2. Class 8: Old Series B Preferred Stock Interests

a. Classification. Class 8 consists of all holders of Old Series B Preferred Stock to the extent that such Person does not hold a Redemption Claim in respect to such Old Series B Preferred Stock.

b. Treatment. On, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class 8 Interest shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Interest, three hundred and thirty three and 33,333/100,000 (333.33333) shares of New Preferred Stock for each share of Old Series B Preferred Stock held by such holder; provided, however, that no fractional shares of New Preferred Stock whatsoever shall be issued under this Plan, such that the shares to be issued shall be rounded down to the nearest whole number. Except as expressly provided for herein, in all other respects all of the Old Series B Preferred Stock Interests shall be deemed cancelled and extinguished.

The terms and provisions of the New Preferred Stock, and the rights of the holders thereof, shall be described in and otherwise governed by the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc., the Amended and Restated By-laws of Essential Therapeutics, Inc., the Investors Rights Agreement, and the Voting Agreement, as the case may be, and upon the issuance of the New Preferred Stock to a holder of an Interest in this Class 8 such holder shall be deemed to have executed the Voting Agreement and the Investors Rights Agreement.

c. Voting. Class 8 is impaired, and the holders of Class 8 Interests are entitled to vote to accept or reject the Plan.

3. Class 9: Old Common Stock Interests

a. Classification. Class 9 consists of all holders of Old Common Stock Interests.

b. Treatment. The holders of Old Common Stock Interests shall not receive or retain any property under the Plan on account of such Interests. On the Effective Date, all of the Old Common Stock Interests shall be deemed cancelled and extinguished.

c. Voting. Class 9 is not entitled to receive or retain any property under the Plan, and the holders of Class 9 Interests are not entitled to vote to accept or reject the Plan and are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

A. Classes Entitled to Vote

Classes 7 and 8 are Impaired Classes of Claims or Interests that will receive or retain property under this Plan and are entitled to vote to accept or reject this Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted this Plan and, therefore, is not entitled to vote. Because holders of Interests in Class 9 are not entitled to receive or retain any property under this Plan, they are presumed to have rejected this Plan and are not entitled to vote.

B. Acceptance By Impaired Classes

Class 7 shall have accepted this Plan if (a) the holders of at least two-thirds in the amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (b) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. Class 8 shall have accepted this Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-

thirds in amount of the Allowed Interests actually voting in such Class have voted to accept this Plan.

C. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection of the Plan by Class 9. Subject to the requirements of the Bankruptcy Code, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation and Merger of the Debtors

1. The Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 case solely for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (a) all inter-company Claims by and among the Debtors shall be eliminated and extinguished; (b) solely for the purposes of this Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Debtors shall be treated as though they were merged; (c) all prepetition cross-corporate guarantees of the Debtors, if any, shall be eliminated; (d) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (e) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (f) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Case and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date; (g) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall be deemed Allowed solely by reason of this section of the Plan; and (h) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect.

2. Pursuant to the Merger Documents, on the Effective Date Maret and Althexis shall be merged with and into Reorganized Essential Therapeutics. The Merger Documents shall provide, among other things, that (i) all assets, properties, rights, liabilities, duties and obligations of Althexis and Maret shall vest in Reorganized Essential Therapeutics, (ii) no distribution shall be made under the Plan on account of inter-company Claims among the Debtors and all such Claims shall be eliminated, and (iii) all guarantees by the Debtors of the obligations of any other Debtors shall be deemed eliminated and extinguished so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any Debtor shall be deemed to be one obligation of Reorganized Essential Therapeutics.

3. As a result of the merger, Reorganized Essential Therapeutics will perform the obligations of all Debtors pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against, or Interests in, all Debtors.

B. Corporate Existence and Vesting of Assets in Reorganized Essential Therapeutics

Reorganized Essential Therapeutics will exist after the Effective Date as a corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in this Plan, as of the Effective Date all property of the Estates of the Debtors will vest in Reorganized Essential Therapeutics free and clear of Claims, Interests and liens and security interests of any sort. On and after the Effective Date, Reorganized Essential Therapeutics may operate its business and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, Reorganized Essential Therapeutics may pay the charges that it incurs after the Effective Date for professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional Fee applications) without application to the Bankruptcy Court.

C. Issuance of New Preferred Stock and Transmission of Instruments

On the Effective Date, Reorganized Essential Therapeutics shall be authorized to, and shall, (a) file the Merger Documents, (b) issue the New Preferred Stock in accordance with the provisions of this Plan without further act or action under applicable law, regulation, order, or rule, and (c) execute, as appropriate, and distribute to each holder of New Preferred Stock a copy of the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc., the Amended and Restated By-laws of Essential Therapeutics, Inc., the Investors Rights Agreement and the Voting Agreement.

D. Cancellation of Old Securities and Agreements

On the Effective Date, except as otherwise provided for herein, (a) all Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated under this Plan, shall be canceled, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designations governing the Old Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated under this Plan, as the case may be, shall be discharged.

E. Preservation of Rights of Action; Settlement of Causes of Action

Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Essential Therapeutics shall retain and have the exclusive right, in their sole discretion, to enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, Causes of Action, suits, and proceedings, whether in law or equity, whether known or unknown, that the Debtors or their Estates may hold against any Person. Reorganized Essential Therapeutics or its successor(s) may pursue such retained claims, rights, Causes of Action, suits, or proceedings as appropriate, in accordance with the best interests of Reorganized Essential Therapeutics or its successor(s) which hold such rights.

F. Exemption from Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or the documents without the payment of any such tax or governmental assessment.

G. Compensation and Benefit Programs

Subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of the Debtors, and the Debtors’ obligations thereunder, shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged, except to the extent such plans, policies and programs held or involved Old Securities or Interests. Employee benefit plans, policies, and programs shall include, without limitation, all savings plans, retirement pension plans, heath care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under this Plan), but shall exclude all employee equity, or equity-based incentive plans.

H. Directors and Officers

On the Effective Date, the operation of Reorganized Essential Therapeutics shall become the general responsibility of the Board of Directors of Reorganized Essential Therapeutics, subject to, and in accordance with, the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc. and the Amended By-laws of Essential Therapeutics, Inc.

The number of directors on Reorganized Essential Therapeutics’ Board of Directors shall initially be set at four and the term of such directors shall initially be one year. On the Effective

Date, the Board of Directors of Reorganized Essential Therapeutics shall consist of Mark Skaletsky, David Schnell, Charles W. Newhall III, and Kate Bingham. Such directors shall be deemed elected pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected until the occurrence of the Effective Date. Those directors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

The holders of the New Preferred Stock, voting together as a class, shall be entitled to elect three (3) members of Reorganized Essential Therapeutics’s Board of Directors, and the remaining members, one of whom must be the then-current Chief Executive Officer of Reorganized Essential Therapeutics, will be elected by the holders of New Preferred Stock and, if any, the holders of any new common stock of Reorganized Essential Therapeutics issued after the Effective Date, voting together as a class.

Reorganized Essential Therapeutics shall indemnify directors to the maximum extent permitted by applicable law. Reorganized Essential Therapeutics shall carry directors and officers insurance, as approved by Reorganized Essential Therapeutics’ Board of Directors. The Board of Directors’ meetings shall be held quarterly until such time as the Board unanimously determines that quarterly meetings are not required. Reorganized Essential Therapeutics shall reimburse directors for their customary and reasonable expenses in attending Board meetings.

The Board of Directors shall establish a Compensation Committee to recommend management compensation, Reorganized Essential Therapeutics’ benefit plans, and general equity incentive plans for approval by the Board. The Compensation Committee shall contain no more than three persons. All decisions regarding executive compensation and Reorganized Essential Therapeutics’ general equity incentive plans shall be made only by the Compensation Committee, acting unanimously.

I. Certificate of Incorporation and By-laws

The Certificate of Incorporation of Reorganized Essential Therapeutics and the existing By-laws of Essential Therapeutics, Inc. shall be amended and restated as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities by Reorganized Essential Therapeutics for a period of one year following the Effective Date. The Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc. and the Amended and Restated By-laws of Essential Therapeutics, Inc. shall be in substantially the form attached to this Plan as Exhibits “A” and “B”, respectively, and, as appropriate, shall expressly authorize the issuance of the New Preferred Stock contemplated herein. On the Effective Date the Amended and Restated By-laws of Essential Therapeutics, Inc. shall be deemed to be fully effective.

J. Implementation; Effectuating Documents; Further Transactions

Pursuant to the Confirmation Order and upon Confirmation of this Plan, the Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. On or before the Effective Date, the Debtors may file with the

Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein. The Debtors or Reorganized Essential Therapeutics, as the case may be, shall execute such documents and take such further actions as necessary to effectuate the transactions provided for in this Plan, without the need for any additional approvals, authorizations or consents. The chairman of the board of directors, president, chief executive officer, chief financial officer or any other appropriate officer of each Debtor, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Essential Therapeutics shall be authorized to certify or attest to any of the foregoing actions.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Confirmation Date, all executory contracts or unexpired leases of the Debtors shall be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (a) have been rejected by order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Confirmation Date, (c) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (d) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code, except for those executory contracts and unexpired leases that are the subject of a motion to reject pending on the Confirmation Date, which shall be assumed or rejected pursuant to an order of the Bankruptcy Court resolving that motion.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B. Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired leases to be assumed under this Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of Reorganized Essential Therapeutics or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases

If the rejection by a Debtor, pursuant to this Plan or otherwise, of an executory contract or unexpired lease results in a Claim for damages, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Essential Therapeutics, or the properties of any of them, unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served on counsel for the Debtors within thirty (30) days after service of the later of (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. All such Claims for which proofs of claim are required to be filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII of this Plan.

D. Indemnification of Directors, Officers and Employees

The obligations of the Debtors to indemnify and/or provide contribution to any Person serving at any time on or prior to the Effective Date as one of their directors, officers, agents, representatives or employees by reason of such Person’s service in such capacity, to the extent provided in the Debtors’ constituent documents, by a written agreement with the Debtor or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to this Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E. Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by such Debtor or Reorganized Essential Therapeutics, as the case may be, in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Article VII, including the provisions governing the surrender of any Old Securities and undeliverable or unclaimed distributions, distributions to be made on the Effective Date to holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date or as promptly thereafter as practicable, but in any event no later than sixty (60) days after the Effective Date. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made in accordance with the provisions of Article VIII of this Plan.

B. Method of Distributions to Holders of Claims

Reorganized Essential Therapeutics will make all distributions of Cash, New Preferred Stock, and other instruments or documents required under the Plan.

C. Interest on Claims

Interest will be paid on Claims from and after the Petition Date to date of payment under this Plan to the extent required by either (a) the terms and conditions of any agreement between the holder of the Claim and any of the Debtors, or (b) applicable non-bankruptcy law.

Except with respect to holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as expressly provided for herein, from and after the Petition Date to the date of payment under this Plan, no holder of an Allowed Claim or Interest shall receive interest on the distribution to which such holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

D. Place of Delivery of Distributions

Distributions to holders of Allowed Claims shall be made by Reorganized Essential Therapeutics (a) at the addresses set forth on the proofs of Claim filed by such holders (or the last known address of such holders if no proof of Claim is filed or if the Debtors have been notified of a change of address); (b) at the address set forth in any written notices of address changes delivered to Reorganized Essential Therapeutics after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and Reorganized Essential Therapeutics has not received a written notice of a change of address, or (e) at the address set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors.

E. Undeliverable Distributions

1. Holding of Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to Reorganized Essential Therapeutics as undeliverable, no further distributions shall be made to such holder unless and until Reorganized Essential Therapeutics is notified in writing of such holder’s then-current address. Undeliverable distributions shall remain in the possession of Reorganized Essential Therapeutics pursuant to this Article VII.E until such time as a distribution becomes deliverable.

2. After Distributions Become Deliverable. Within twenty (20) days after the end of each calendar quarter following the Effective Date, Reorganized Essential Therapeutics shall make all distributions that become deliverable during the preceding calendar quarter.

3. Failure to Claim Undeliverable Distributions. Subject to the provisions of Article VII.H herein, any holder of an Allowed Claim or Interest that does not assert a claim for an undeliverable distribution within one (1) year after the later of (a) the Effective Date or (b) the date such claim became an Allowed Claim shall have its claim for such undeliverable distribution discharged and such holder or successor to such holder with respect to such property shall be forever barred from asserting any such Claim against Reorganized Essential Therapeutics or its property. Any Cash held for distribution on account of such claims shall be property of Reorganized Essential Therapeutics, free of any restrictions thereon and any New Preferred Stock held for distribution on account of any such Claims or Interests shall be canceled and of no further force or effect.

4. No Duty to Locate. Nothing contained in the Plan shall require the Debtors or Reorganized Essential Therapeutics to attempt to locate any holder of an Allowed Claim or Interest.

F. Distribution Record Date for New Preferred Stock

For purposes of distributions to holders of Allowed Claims in Class 7 as well as Allowed Interests in Class 8, the transfer records for the Old Series B Preferred Stock maintained by Essential shall govern and, accordingly, it shall be the responsibility of any transferor of a Redemption Claim, if any exists, to cause Essential, or Reorganized Essential Therapeutics, as the case may be, to effect such change in such transfer records as will reflect the transfer made of the Redemption Claim. At the close of business on the Distribution Record Date, the transfer records for the Old Series B Preferred Stock shall be closed, and there shall be no further changes in the record holders of the Old Series B Preferred Stock. Reorganized Essential Therapeutics shall have no obligation to recognize any transfer of such Old Series B Preferred Stock or any Redemption Claim occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

G. Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by Reorganized Essential Therapeutics or, at the option of Reorganized Essential Therapeutics, by wire transfer from a domestic bank.

H. Surrender of Old Series B Preferred Stock

1. Requirement of Surrender. As a condition precedent to receiving any distribution pursuant to the Plan on account of any Redemption Claim or Old Series B Preferred Stock Interest, each holder of such Claim or Interest, if it has not already done so to Essential, shall deliver and surrender all Old Series B Preferred Stock evidencing such Claim or Interest to Reorganized Essential Therapeutics by certified mail, return receipt requested, or by hand delivery at the address of Essential appearing in Article XII.J below. No New Preferred Stock to be distributed pursuant to this Plan on account of any such Claim or Interest shall be distributed to the holder of such Claim or Interest absent such delivery and surrender. Any New Preferred Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such delivery and surrender, be treated as an undeliverable distribution pursuant to Article VII.E above, deliverable only upon surrender of the Old Series B Preferred Stock.

2. Failure to Surrender. Any holder of Old Series B Preferred Stock, including all holders of Redemption Claims, that fails to deliver and surrender, or be deemed to have delivered and surrendered, such Old Series B Preferred Stock within the second (2nd) anniversary after the Effective Date shall have its claim for distribution under this Plan discharged and such holder or successor to such holder with respect to such property shall be forever barred from asserting any such Claim against Reorganized Essential Therapeutics or its property.

3. Lost, Mutilated or Destroyed Old Series B Preferred Stock. In addition to any requirements under the Certificate of Incorporation or By-laws of Reorganized Essential Therapeutics, any holder of a Claim or Interest evidenced by Old Series B Preferred Stock, including any Redemption Claim, that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Series B Preferred Stock, deliver to Reorganized Essential Therapeutics: (a) evidence satisfactory to Reorganized Essential Therapeutics of the loss, theft, mutilation or destruction; and (b) such indemnity as may be required by Reorganized Essential Therapeutics to hold Reorganized Essential Therapeutics harmless from any damages, liabilities or costs incurred in treating such holder as a holder of Old Series B Preferred Stock. Upon compliance with the requirements in the preceding sentence by a holder of a Claim or Interest evidenced by Old Series B Preferred Stock, including any Redemption Claim, such holder shall, for all purposes under the Plan, be deemed to have delivered and surrendered its Old Series B Preferred Stock, as applicable.

I. Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, to the extent applicable, Reorganized Essential Therapeutics will comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized Essential Therapeutics shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim or Interest that is to receive a distribution of New Preferred Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

J. Setoffs

Reorganized Essential Therapeutics may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Essential Therapeutics may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized Essential Therapeutics of any such claim that the Debtors or Reorganized Essential Therapeutics may have against the holder of such Claim.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A. Prosecution of Objections to Claims

After the Confirmation Date, the Debtors and Reorganized Essential Therapeutics shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Interests. From and after the Confirmation Date, Reorganized Essential Therapeutics may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. Subject to an order of the Bankruptcy Court providing otherwise, Reorganized Essential Therapeutics may object to a Claim or Interest by filing an objection with the Bankruptcy Court and serving such objection on the holder of such Claim or Interest not later than one hundred and twenty (120) days after either (a) the Effective Date or (b) the filing of the proof of such Claim or Interest, whichever is later.

B. Estimation of Claims

The Debtors or Reorganized Essential Therapeutics may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Essential Therapeutics have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including to the extent possible during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Essential Therapeutics may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C. Payments and Distributions on Disputed Claims

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which such holder is then entitled under the Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIMATION AND CONSUMMATION OF THE PLAN

A. Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Article IX.C of this Plan:

1. An order shall have been entered finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code.

2. There shall have been no material adverse change in the businesses of the Debtors subsequent to the Petition Date, other than continuing losses, if any, occurring in the ordinary course of business.

3. The Confirmation Order in form and substance reasonably acceptable to the Debtors shall have been entered approving all provisions, terms and conditions of this Plan, and any amendments thereto.

4. The Confirmation Order shall have been entered within one hundred twenty (120) days following the Petition Date or within such further time as may be reflected from time to time in a pleading filed in the Chapter 11 Cases by a party or parties holding or representing no less than $45,000,000 in amount of the unredeemed Old Series B Preferred Stock, extending or waiving the time period set forth in this Article IX.A.4 of the Plan.

B. Conditions to the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article IX.C of this Plan:

1. The Confirmation Date shall have occurred and the Confirmation Order shall have been entered and become a Final Order.

2. All actions, documents and agreements necessary to implement the Plan, including without limitation, such documents relating to the merger of the Debtors as shall be necessary to effectuate such merger, shall have been effected or executed and, as necessary, filed with the Secretary of State of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc. shall have been executed, delivered, and filed with the Secretary of State of the State of Delaware, as appropriate, and all conditions precedent thereto shall have been satisfied.

4. Reorganized Essential Therapeutics shall have executed, as appropriate, and distributed to each holder of New Preferred Stock a copy of the Amended and Restated Certificate of Incorporation of Essential Therapeutics, Inc., the Amended and Restated By-laws of Essential Therapeutics, Inc., the Investors Rights Agreement and the Voting Agreement.

5. The Debtors shall have obtained a commitment from a reputable insurance company to issue a $1,000,000 key-man insurance policy on the life of Mark Skaletsky, effective no later than the Effective Date.

6. The Debtors shall have obtained a commitment from a reputable insurance company to issue a new claims-made directors and officers liability insurance policy having a liability limit of no less than $5,000,000, effective no later than the Effective Date.

C. Waiver of Conditions

Except where prohibited by law and except in respect to Article IX.A.4 of the Plan, each of the conditions set forth in Article IX.A and B of this Plan may be waived in whole or in part by the Debtors without any other notice to parties in interest or the Bankruptcy Court and without hearing.

D. Effect of Failure of Conditions

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the date the Court enters the Confirmation Order, or by such later date as is proposed and approved, after notice and a hearing, by the Court, then upon motion by the Debtors or any party in interest made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the order confirming this Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Order confirming this Plan is vacated pursuant to this section, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, or (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors.

ARTICLE X

RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of Reorganized Essential Therapeutics shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

D. Effectuate performance of and payments under the provisions of the Plan;

E. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

F. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or Confirmation Order;

G. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

H. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

I. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

J. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

K. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

L. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

M. Except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors’ Estates wherever located;

N. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

O. Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

P. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

Q. Enter a final decree closing the Chapter 11 Cases.

ARTICLE XI

EFFECT OF CONFIRMATION

A. Binding Effect

The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, Reorganized Essential Therapeutics, all current and former holders of Claims against and Interests in the Debtors and their respective successors and assigns, and all other parties-in-interest in the Chapter 11 Cases and Persons affected by this Plan.

B. Discharge of the Debtors

All consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against or Interests in the Debtors of any nature whatsoever, or against any of the Debtors’ assets or properties. Subject to the occurrence of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, entry of the Confirmation Order shall act as a discharge under section 1141(d)(1)(A) of the Bankruptcy Code from and of all Claims against, liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution hereunder. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such a discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors (except as otherwise expressly provided in the Plan), subject to the occurrence of the Effective Date.

C. Injunction

Pursuant to section 524 of the Bankruptcy Code, the discharge provided by Article XI.B of this Plan and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged thereby. Except as otherwise expressly provided in this Plan or the Confirmation Order, all Persons which have held, hold, or may hold Claims against or Interests in the Debtors will be permanently enjoined, on and after the Confirmation Date, subject to the occurrence of the Effective Date, from (a) commencing or containing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, but not limited to, Reorganized Essential Therapeutics) and their respective properties and interests in property.

D. Releases

1. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the fullest extent permitted by applicable law, the Debtors and Reorganized Essential Therapeutics shall be presumed conclusively to have released each of the foregoing’s respective current or former officers, directors, independent accountants, representatives, employees, attorneys, financial advisors, and agents, and their respective property, from any and all claims, obligations, rights, Causes of Action, demands, suits, proceedings, and liabilities which the Debtors and Reorganized Essential Therapeutics may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part on any act or omission transaction, state of facts, circumstances or other occurrences taking place on or before the Petition Date in any way relating to the Debtors or Reorganized Essential Therapeutics; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, Causes of Action, demands, suits, proceedings, or liabilities based on any act or omission arising out of such Person’s gross negligence or willful misconduct, or arising out of such Person’s borrowing of money from any of the Debtors for any purpose other than, in the case of Paul Mellett, one of the Debtors’ current officers, the purchase of Old Common Stock Interests; and provided, further, that the Debtors and Reorganized Essential Therapeutics shall have the right to pursue such rights of action, including the rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including for purposes of setoff against distributions, if any, due to a holder of a Claim or Interest pursuant to this Plan, and such rights shall be exercised exclusively by Reorganized Essential Therapeutics.

2. None of the Debtors, Reorganized Essential Therapeutics, any Committee or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, Reorganized Essential Therapeutics, the Committee(s) and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A. Payment of Statutory Fees

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing or otherwise, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by Reorganized Essential Therapeutics.

B. Severability of Plan Provisions

If, prior to entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted if such alteration does not materially prejudice a Class which voted in favor of the Plan. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

C. Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, or assign of that Person.

D. Waiver of Enforcement of Subordination

All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interest in the Debtors, based on any claimed subordination rights (if any), shall be deemed satisfied by the distributions under this Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Distributions to the various Classes of

Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in this Plan.

E. Retiree Benefits

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Essential Therapeutics shall continue to pay all retiree benefits, if any, as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

F. Modifications and Amendments

The Debtors may alter, amend, or modify the Plan or any Plan Exhibits or schedules thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and provisions of the Plan so long as such proceedings do not materially adversely affect the treatment of the holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

G. Dissolution of Committees

On the Effective Date, the Committees shall dissolve and members shall be released and discharged form all rights and duties arising from, or related to, the Chapter 11 Cases.

H. Plan Exhibits

Any and all Plan exhibits, or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least five (5) business days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Article XII.J of the Plan. The Debtors explicitly reserve the right to modify or make additions or subtractions from any schedule to the Plan and to modify any Plan exhibit prior to the Confirmation Hearing, so long as such modifications are consistent with any express provisions of this Plan.

I. Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if confirmation or consummation of the Plan does not occur, then (a) the

Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (x) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (y) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (z) constitute an admission of any sort by any Debtor or any other Person.

J. Notices

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Essential Therapeutics under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ESSENTIAL THERAPEUTICS, INC.

78 Fourth Avenue

Waltham, MA 02451

Attn: Mark Skaletsky, C.E.O.

Telephone: (781) 647-5554

Facsimile: (781) 647-4230

with a copy to:

BINGHAM McCUTCHEN LLP

150 Federal St.

Boston, MA 02110

Attn: Guy B. Moss, Esq.

Telephone: (617) 951-8000

Facsimile: (617) 951-8739

with a copy to:

ASHBY & GEDDES

222 Delaware Avenue

17th Floor

P.O. Box 1150

Wilmington, DE 19899

Attn: Christopher S. Sontchi, Esq.

Telephone: (302) 654-1888

Facsimile: (302) 654-2067

K. Term of Injunctions or Stays

Except as otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

L. Prepayment

Except as otherwise provided in this Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parties among the Classes of Claims.

M. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), or unless the law of another state is stated to govern a particular contract, document or instrument, the laws of (a) the State of New York shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan and (b) the laws of the state of incorporation of each Debtor shall govern the corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

Dated: May 1, 2003	ESSENTIAL THERAPEUTICS, INC. MARET CORPORATION THE ALTHEXIS COMPANY, INC. Debtors and Debtors-in-Possession

	By:	/S/ PAUL MELLETT
Paul Mellett Senior Vice-President and Chief Financial Officer, Essential Therapeutics, Inc. Treasurer, Maret Corporation The Althexis Company, Inc.

BINGHAM McCUTCHEN LLP

Guy B. Moss, Esq.

Mary DeNevi, Esq.

Andrew J. Gallo, Esq.

150 Federal St.

Boston, MA 02110

Telephone: (617) 951-8000

Facsimile: (617) 951-8736

-and-

ASHBY & GEDDES

Christopher S. Sontchi, Esq.

222 Delaware Avenue

17th Floor

P.O. Box 1150

Wilmington, DE 19899

Telephone: (302) 654-1888

Facsimile: (302) 654-2067

ATTORNEYS FOR DEBTORS AND

DEBTORS-IN-POSSESSION